UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2004 (January 26, 2004)

Citizens First Financial Corp.

(Exact name of registrant as specified in its charter)

Delaware State or other jurisdiction of Incorporation	0-27740 (Commission File Number)	37-1351861 (IRS Employer Identification No.)

2101 N. Veterans Parkway, Bloomington, IL 61704

(Address of principal executive offices) (Zip Code)

(309) 661-8700

(Registrant’s telephone number, including area code)

SIGNATURES

Item 5.      Other Events.

     Citizens First Financial Corp. (the “Company”) is a registered bank holding company that holds all of the issued and outstanding shares of Citizens Savings Bank, an Illinois savings bank (the “Bank”). As an Illinois chartered savings bank the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”), the Bank is subject to the supervision, examination and regulation of the Illinois Office of Banks and Real Estate (the “OBRE”) and the FDIC (collectively, the “Regulators”). The Regulators have recently completed an examination of the Bank. As a result of the examination, the Regulators determined that the Bank should enter into a Memorandum of Understanding (“MOU”) with the Regulators in order to correct certain deficiencies related to management, asset quality, and earnings. On January 26, 2004 (the “Effective Date”), the Bank’s board of directors entered into an MOU with the Regulators that requires the Bank to take the various actions described below.

     Effective immediately, the Bank will require the following information: complete loan documentation, realistic repayment terms and current financial information to support the outstanding indebtedness of each commercial loan borrower.

     Within 10 days of the Effective Date, the Bank must make a provision for loan losses to replenish the allowance for loan and lease losses. This allowance must cover loans charged off as a result of the FDIC report of examination (“Report”), and also potential further losses—a sum to be arrived after a review by the Bank’s board. The basis for the board’s decision as to the appropriate allowance for loan and lease losses must be documented and recorded in the minutes. Prior to the submission or publication of FDIC required, Reports of Condition and Income, the board of directors will review the adequacy of the Bank’s allowance for loan and lease losses. The board will then determine the adequate allowance amount and will only then report the allowance on the Bank’s Reports of Condition and Income.

     Within 30 days of the Effective Date, the Bank must take all steps to correct any violations of the law and must adopt procedures to assure compliance with all applicable laws, rules and regulations.

     Within 60 days of the Effective Date, the Bank must take the actions outlined in this paragraph. (i) It must prepare and adopt a written plan of action to lessen the bank’s risk position in the assets so identified in the MOU and Report. This plan must set the dollar levels to which the Bank will strive to reduce each line of credit within 6 and 12 months of the Effective Date and it must make provisions for the submission to and review by the board of written monthly progress reports. The plan must then be submitted to the FDIC Regional Director and the Illinois Commissioner for the OBRE. (ii) The Bank must also take steps to correct the deficiencies in certain loans identified in the Report. (iii) The Bank will provide written reviews of the loan concentrations of credit identified in the MOU and the Report. It must further establish realistic percentages for each concentration in relation to the Bank’s Tier 1 capital and must establish reviews of each concentration on a regular basis. (iv) All of the technical problems listed in the Report must be eliminated. (v) The Bank must prepare and implement a written Profit Plan. The Profit Plan will be submitted to the Regulators for review and comment. (iv) The Bank will revise, adopt and direct its loan officers to follow a revised written lending policy consistent with the Report’s comments and recommendations. The revised policy will be submitted to the Regulators for review and comment.

     Within 90 days of the Effective Date, the board will cause a written review to be made of the Bank’s personnel requirements, especially scrutinizing its loan administration and collection staffing needs. The results of this review will be submitted to the Regulators. The board will use the review to setup a program to hire or train the personnel required to meet the Bank’s needs as identified in the review.

     The Bank will submit quarterly progress reports to the Regulators in regard to each of the MOU’s provisions. The Bank’s board will review each progress report and will note the board’s consideration in the minutes.

     The Bank has already begun to take various actions to implement the requirements of the MOU.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FIRST FINANCIAL CORP.

Dated: January 27, 2004	/s/Dallas G. Smiley Dallas G. Smiley Executive Vice President and Chief Financial Officer